UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2017

FREEZE TAG, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54267	20-4532392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18062 Irvine Blvd, Suite 103

Tustin, California 92780

(Address of principal executive offices) (zip code)

(714) 210-3850

(Registrant’s telephone number, including area code)

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2017, we closed the merger transaction (the ”Merger”) that was the subject of that certain Agreement and Plan of Merger (the “Merger Agreement”) with Munzee, Inc., a Delaware corporation (“Munzee”) dated July 26, 2017. At closing, in accordance with the Merger Agreement, Munzee merged with and into our corporation, Freeze Tag, Inc., a Delaware corporation (the “Merger”), with Freeze Tag, Inc. being the surviving corporation. At the closing, we issued the current owners of all of Munzee’s outstanding common stock 4,355,000 shares of our Series C Convertible Preferred Stock. Each share of our Series C Convertible Preferred Stock is convertible into fifty (50) shares of our common stock. The description of the Merger Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on July 31, 2017 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As noted herein, on October 18, 2017, we closed the Merger with Munzee. As a result, on October 18, 2017, we issued the Munzee shareholders, the following shares of our Series C Convertible Preferred Stock: 2,659,128 shares to Rob Vardeman, 868,287 shares to Scott Foster, 339,174 shares to Don Vardeman, 325,607 shares to Chris Pick, and 162,804 shares to Aaron Benzick. Rob Vardeman is now our President and one of the members of our Board of Directors and Don Vardeman is now one of the members of our Board of Directors. These shares were issued with a standard Rule 144 restrictive legend. Based on the representations of the Merger Agreement, the issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors were sophisticated, familiar with our operations, and there was no solicitation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Merger with Munzee, on October 18, 2017, our Board of Directors appointed Rob Vardeman to the position of President and to our Board of Directors, Don Vardeman to our Board of Directors, and Cecie Newman to the position of Vice President of Operations. Rob Vardeman is Don Vardeman’s son. Ms. Newman is not related to any of our current officers or directors by family or marriage.

Rob Vardeman, age 41, is our President and a member of our Board of Directors, appointed to both positions on October 18, 2017 when Munzee merged with and into our corporation. From 2013-2017, Mr. Vardeman was the President of Munzee, Inc., providing the strategic direction of the company, ensuring that the general day-to-day operations were adequately executed. Mr. Vardeman was the visionary for Munzee’s suite of applications. He was also responsible for pushing the Munzee brand and spearheading its sales efforts. Before starting Munzee, Mr. Vardeman taught at Allen I.S.D. for 15 years, teaching mathematics for grades four through eight. Mr. Vardeman has a Bachelors in Elementary Education from Dallas Baptist University and a Masters in Administration and Supervision from the University of Phoenix.

Don Vardeman, age 64, is a member of our Board of Directors, appointed on October 18, 2017 when Munzee merged with and into our corporation. From 2013-2017, Mr. Vardeman was an advisor of Munzee, Inc., until Munzee merged with and into Freeze Tag, Inc. As a shareholder of Munzee, Mr. Vardeman provided guidance and insight to senior management. From 1999 - 2016, Mr. Vardeman worked for Anadarko Petroleum, eventually retiring as vice president of worldwide project management. In his positions with Anadarko Petroleum, Mr. Vardeman had execution responsibility for Anadarko’s major projects in Algeria, Ghana, Mozambique, and the Gulf of Mexico. Mr. Vardeman began his career with Amoco in operations, drilling and facilities. He later joined Sun Exploration and Production Company, predecessor of Oryx Energy Company, where he held positions in facilities and project management. Kerr-McGee merged with Oryx in 1999 and he later became vice president of marine facilities engineering. Vardeman and his group led the execution of the company's deepwater developments including eight spar projects and other floating systems for the Gulf of Mexico and international locations. Mr. Vardeman graduated magna cum laude from Texas A&M University in 1975 with a degree in Electrical Engineering.

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Cecie Newman, age 64, is our Vice President of Operations, appointed to the position on October 18, 2017 when Munzee merged with and into our corporation. From 2014-2017, Ms. Newman was with Munzee, Inc., and was most recently Executive Vice President of Operations, responsible for managing employees and their productivity, as well as being responsible for working with the shipping department, scheduling meetings, and holding team members accountable for their deadlines. Prior to joining Munzee, Mrs. Newman was a small business owner as a personal trainer. She also has 7 years of experience as a business consultant to the world’s largest convenience store chain.

Item 7.01 Regulation FD Disclosure.

On October 19, 2017, we issued a press release announcing the closing of the Merger with Munzee. A copy of the press release is furnished with this Current Report as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 8.01 Other Events

On October 18, 2017, Craig Holland submitted his shares of our Series A Preferred Stock to our transfer agent for cancellation and the shares were cancelled.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated October 19, 2017 issued by Freeze Tag, Inc. announcing the closing of the Merger with Munzee

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeze Tag, Inc., a Delaware corporation

Date: October 19, 2017	By:	/s/ Craig Holland
Craig Holland
Chief Executive Officer
(Principal Executive Officer)

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